Exhibit 99
PSB Bancorp, Inc.
announces settlement of option litigation
Contact: Anthony DiSandro, President
Telephone Number: (215) 979-7910
May 9, 2006
Philadelphia, Pennsylvania —PSB Bancorp, Inc. (NASDAQ:PSBI) today announced the settlement of outstanding litigation concerning the validity of options to acquire 1,199,800 shares of PSB Bancorp, Inc. common stock. In exchange for a payment to the plaintiffs of $9.65 million, plaintiffs have terminated and waived, or stipulated to dismissal with prejudice, all related claims against PSB Bancorp. This payment will result in a one time after-tax earnings charge of $6.369 million and a corresponding reduction in capital, but even after such payment, both PSB and First Penn Bank will be well-capitalized under FDIC guidelines. The plaintiffs, PSB and its directors have executed mutual releases and covenants not to sue.
Options to acquire 171,400 shares of PSB Bancorp, Inc. common stock remain in dispute and litigation relating to these options remains outstanding. PSB intends to vigorously defend this litigation.